Exhibit 4.1
SPECTRALINK CORPORATION
RESTATED CERTIFICATE OF INCORPORATION
          We, the undersigned President and Secretary, respectively, of Spectralink Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify as follows:
     FIRST. The Board of Directors of the Corporation duly adopted resolutions adopting the Restated Certificate of Incorporation set forth below pursuant to Section 245 of the General Corporation Law of the State of Delaware, declaring advisable the integration into a single instrument all of the provisions of the Corporation’s Certificate of Incorporation now in effect and operative. The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on June 15, 1995.
     SECOND. This Restated Certificate of Incorporation merely restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation, as heretofore amended or supplement, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
     THIRD. The Corporation’s Certificate of Incorporation is restated in its entirety as follows:
          I. FIRST: The name of the corporation shall be Spectralink Corporation.
          II. SECOND: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware

19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.
          III. THIRD: The objects or purposes for which the corporation is created and the nature of the business to be transacted, promoted or carried on by this Corporation, either within or outside the State of Delaware, and the powers with which it shall be vested are to engage in any activity or business not in conflict with the laws of the State of Delaware or of the United States of America, and to engage in the transaction of all lawful business for which corporations may be incorporated pursuant to the General Corporation Law of Delaware.
          In general, to do any or all of the things herein set forth or permitted under the laws of the State of Delaware to the same extent as natural persons might or could do in any part of the world, as principals, agents, contractors, fiduciaries or otherwise, within or without the State of Delaware, or the United States of America, either alone or in company with others, and to carry on any other business in connection therewith, and to do all things not forbidden, and with all the powers conferred upon corporations by the laws of the State of Delaware.
          It is the intention that each of the objects, purposes and powers specified in each of the paragraphs of this Article THIRD of this Restated Certificate of Incorporation shall, except whether otherwise specified, be nowise limited or restricted by reference to or inference from the terms of any other paragraph or of any other Article in this Restated Certificate of Incorporation, but that the objects, purposes and powers specified in this Article THIRD shall be regarded as independent objects, purposes and powers of this Corporation; nor shall the expression of one thing be deemed to exclude another, although it be of similar or dissimilar nature. The enumeration of object or purposes herein shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly or by force of the laws of the State of Delaware, now or hereafter in effect, or impliedly by any reasonable construction of said laws.
          IV. FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 5,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). The Five Million (5,000,000) shares of Preferred Stock shall be undesignated Preferred Stock, which may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation, or upon the happening of a specified event, shares of any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Restated Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the General Corporation Law of the state of Delaware. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Preferred Stock.
          V. FIFTH: The stockholders of the corporation shall not have cumulative voting rights in the election of directors.
          VI. SIXTH:
     A. The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Restated Certificate of Incorporation or by the bylaws of the Corporation, as amended (the “Bylaws”).
     B. Election of directors of the Corporation need not be by written ballot, unless required by the Bylaws.
     C. The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          (1) The Bylaws, or any of them, may be altered, amended of repealed, or new bylaws may be made, but only to the extent any such alteration, amendment, repeal or new bylaw is not inconsistent with any provision of this Restated Certificate of Incorporation, either by a majority of the whole Board of Directors or by the stockholders of the Corporation upon the affirmative vote of the holders of at least 80% of the outstanding capital stock entitled to vote there on.

          (2) Newly created directorships resulting from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled only by an affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until a successor is duly elected and qualified, or until his or her earlier death, resignation or removal as provided herein. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent Director.
     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH hereof.
          (3) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in this Restated Certificate of Incorporation with respect to the right of holders of Preferred Stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nomination of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section C(3) of Article SIXTH and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section C(3) of Article SIXTH. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.
          To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.
          To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of director pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, together with evidence reasonably satisfactory to the Secretary of such beneficial ownership, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated there under. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
     No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section C(3) of Article SIXTH. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.
     (4) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time by the stockholders of the Corporation, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this paragraph as one class.
     (5) Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly announced and called, as provided in the Bylaws, and may not be taken by a written consent of the stockholders pursuant to the General Corporation law of the State of Delaware; provided, however, that action may be taken by written consent of the stockholders pursuant to the General Corporation Law of the State of Delaware on matters initiated by the Board of Directors and on which the Board of Directors has specifically authorized action to be taken by written consent of the stockholders.
     (6) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the members of the Board of Directors or the President of the Corporation. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.
     VII. SEVENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     VIII. EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of Title 8 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.
     IX. NINTH: Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, repeal, or adopt any provision inconsistent with Section C of Article SIXTH or this Article NINTH of this Restated Certificate of Incorporation.
     Executed this 28th day of February, 1997.

SPECTRALINK CORPORATION
By:	/s/ Bruce M. Holland
Bruce M. Holland, President

ATTEST:

/s/ William R. Mansfield

William R. Mansfield, Secretary